January 2012 Filed pursuant to Rule 433 dated December 20, 2011 Relating to Preliminary Pricing Supplement No. 21 dated December 20, 2011 to Registration Statement No. 333-178081
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Commodities
Trigger Jump Securities Based on the Performance of Gold due January     , 2016
The Trigger Jump Securities offer the opportunity to earn a return based on the performance of gold.  Unlike ordinary debt securities, the Trigger Jump Securities do not pay interest and do not guarantee the return of any of the principal at maturity.  At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of gold, as determined on the valuation date.  If the underlying commodity appreciates at all on the valuation date, you will receive for each security that you hold at maturity a minimum of $200 to $240 in addition to the stated principal amount.  If the underlying commodity appreciates by more than 20% to 24% on the valuation date, you will receive for each security that you hold at maturity the stated principal amount plus an amount based on the percentage increase of the underlying commodity.  However, if the price of the underlying commodity declines by more than 35% on the valuation date from its initial price, the payment due at maturity will be less than the stated principal amount of the securities by an amount that is proportionate to the percentage decrease in the final commodity price from the initial commodity price.  This amount will be less than $650 and could be zero.  Accordingly, investors may lose their entire initial investment in the securities.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	January , 2012
Original issue date:	January , 2012 (3 business days after the pricing date)
Maturity date:	January , 2016
Aggregate principal amount:	$
Interest:	None
Underlying commodity:	Gold
Payment at maturity:
•      If the final commodity price is greater than the initial commodity price:
$1,000 + the greater of (i) $1,000 × the commodity percent change and (ii) the upside payment
•      If the final commodity price is less than or equal to the initial commodity price but greater than or equal to the downside threshold, meaning the price of the underlying commodity has remained unchanged or has declined by no more than 35% from its initial price:
$1,000
•      If the final commodity price is less than the downside threshold, meaning the price of the underlying commodity has declined by more than 35% from its initial price:
$1,000 × commodity performance factor
This amount will be less than the stated principal amount of $1,000, and will represent a loss of at least 35%, and possibly all, of your investment.

Upside payment:	$200 to $240 per security (20% to 24% of the stated principal amount), to be determined on the pricing date
Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Downside threshold:	65% of the initial commodity price
Commodity performance factor:	final commodity price / initial commodity price
Initial commodity price:	The commodity price on the pricing date, subject to adjustment for non-trading days and certain market disruption events.
Final commodity price:	The commodity price on the valuation date, subject to adjustment for non-trading days and certain market disruption events.
Commodity price:
For any trading day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such day.

Valuation date:	January , 2016, subject to adjustment for non-trading days and certain market disruption events.
CUSIP:	617482L44
ISIN:	US617482L447
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$1,000	$30	$970
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $30 for each security they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest” on page 8.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 21 dated December 20, 2011
Prospectus Supplement dated November 21, 2011          Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Trigger Jump Securities Based on the Performance of Gold due January     , 2016

Investment Overview

The Trigger Jump Securities Based on the Performance of Gold due January    , 2016 (the “securities”) can be used:

▪
As an alternative to direct exposure to the underlying commodity that provides a minimum positive return of 20% to 24% if the underlying commodity has appreciated at all on the valuation date and offers an uncapped 1 to 1 participation in the underlying commodity appreciation of greater than 20% to 24%;

▪	To enhance returns and potentially outperform the underlying commodity in a moderately bullish scenario;

▪
To obtain limited protection against the loss of principal in the event of a decline of the underlying commodity on the valuation date, but only if the final commodity price is greater than or equal to the downside threshold.

If the final commodity price is less than the downside threshold, the securities are exposed on a 1:1 basis to the percentage decline of the final commodity price from the initial commodity price.  Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	4 years
Upside payment:	$200 to $240 (20% to 24% of the stated principal amount), to be determined on the pricing date
Downside threshold:	65%
Interest:	None

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Trigger Jump Securities Based on the Performance of Gold due January     , 2016

Underlying Commodity Overview

The price of gold to which the return on the security is linked is the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery.

Underlying commodity information as of December 16, 2011
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low

Gold (in U.S. dollars)	GOLDLNPM	$1,594.00	$1,363.00	$1,895.00 (on 9/5/2011)	$1,319.00 (on 1/30/2011)

* The Bloomberg ticker symbol is being provided for reference purposes only.  The commodity price on any trading day will be determined based on the price published by the LBMA.

Daily Afternoon Fixing Prices of Gold January 1, 2006 to December 16, 2011

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Trigger Jump Securities Based on the Performance of Gold due January     , 2016

Key Investment Rationale

This 4-year investment offers a minimum positive return of 20% to 24% if the underlying commodity appreciates at all on the valuation date, an uncapped 1 to 1 participation in the underlying commodity appreciation of greater than 20% to 24%, and provides limited protection against a decline in the underlying commodity of up to 35%.  However, if on the valuation date the price of the underlying commodity has declined by more than 35% from the initial commodity price, the payment at maturity will be less than $650 and could be zero.

Scenario 1
If the final commodity price is greater than the initial commodity price, the payment at maturity for each security will be equal to $1,000 plus the greater of (i) $1,000 times the commodity percent change and (ii) the upside payment of $200 to $240.  The actual upside payment will be determined on the pricing date.

Scenario 2
If the final commodity price is less than or equal to the initial commodity price but greater than or equal to the downside threshold, which means that the underlying commodity has remained unchanged or depreciated by no more than 35% from its initial price, the payment at maturity will be $1,000 per security.

Scenario 3
If the final commodity price is less than the downside threshold, which means that the underlying commodity has depreciated by more than 35%, you will lose 1% for every 1% decline in the price of the underlying commodity from the initial commodity price (e.g., a 40% depreciation in the underlying commodity will result in the payment at maturity of $600 per security).

Summary of Selected Key Risks (see page 11)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	The market price of the securities may be influenced by many unpredictable factors.

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

▪	The price of gold may change unpredictably and affect the value of the securities in unforeseen ways.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	Investing in the securities is not equivalent to investing directly in gold or in futures contracts or forward contracts on gold.

▪	There are risks relating to trading of commodities on the London Bullion Market Association.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

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Trigger Jump Securities Based on the Performance of Gold due January     , 2016

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented and modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of securities that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount depending on the performance of gold on the valuation date.  The securities are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
January , 2012	January , 2012 (3 business days after the pricing date)	January , 2016 (subject to postponement as described below)
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Underlying commodity:	Gold
Payment at maturity:
•      If the final commodity price is greater than the initial commodity price:
$1,000 + the greater of (i) $1,000 × the commodity percent change and (ii) the upside payment
•      If the final commodity price is less than or equal to the initial commodity price but greater than or equal to the downside threshold, meaning the price of the underlying commodity has remained unchanged or has declined by no more than 35% from its initial price:
$1,000
•      If the final commodity price is less than the downside threshold, meaning the price of the underlying commodity has declined by more than 35% from its initial price:
$1,000 × commodity performance factor
This amount will be less than the stated principal amount of $1,000, and will represent a loss of at least 35%, and possibly all, of your investment.

Upside payment:	$200 to $240 per security (20% to 24% of the stated principal amount), to be determined on the pricing date
Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Downside threshold:	65% of the initial commodity price
Commodity performance factor:	final commodity price / initial commodity price
Initial commodity price:	The commodity price on the pricing date, subject to adjustment for non-trading days and certain market disruption events.
Final commodity price:	The commodity price on the valuation date, subject to adjustment for non-trading days and certain market disruption events.
Commodity price:
For any trading day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such day.

Valuation date:	January , 2016, subject to adjustment for non-trading days and certain market disruption events.
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 11.

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Trigger Jump Securities Based on the Performance of Gold due January     , 2016

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482L44
ISIN:	US617482L447
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although the issuer believes that, under current law, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in a security.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:
■ a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange, and
■
upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Any gain or loss recognized upon sale, exchange or settlement of the securities should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year, and short-term capital gain or loss otherwise.

Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the securities by taking positions in futures contracts on the underlying commodity or positions in any other available instruments that we may wish to use in connection with

January 2012	Page 6

Trigger Jump Securities Based on the Performance of Gold due January     , 2016

such hedging. Such purchase activity could potentially increase the initial commodity price, and, as a result, could increase the level at which the commodity price must be on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount of the securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities by purchasing and selling futures contracts on the underlying commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the securities, including on the valuation date. We cannot give any assurance that our hedging activities will not affect the commodity price and, therefore, adversely affect the value of the securities or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

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Trigger Jump Securities Based on the Performance of Gold due January     , 2016

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, which may include out affiliates, and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $30 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the securities.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Trigger Jump Securities Based on the Performance of Gold due January     , 2016

How the Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical percentage changes in the underlying commodity.  The diagram is based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical upside payment:	$220 per security (22% of the stated principal amount)
Downside threshold:	65% of the initial commodity price (-35% percent change in final commodity price compared with initial commodity price)

How it works

¡
If the final commodity price is greater than the initial commodity price, the investor would receive $1,000 plus the greater of (i) $1,000 times the commodity percent change and (ii) the upside payment of $200 to $240.  In the graph above, an investor would receive a payment at maturity of $1,220 per security if the final commodity price has increased by no more than 22% from the initial commodity price, and would receive $1,000 plus an amount that represents a 1 to 1 participation in the appreciation of the underlying commodity if the final commodity price has increased from the initial commodity price by more than 22%.

¡
If the final commodity price is less than or equal to the initial commodity price but is greater than or equal to the downside threshold, the investor would receive the $1,000 stated principal amount per security.

¡
If the final commodity price is less than the downside threshold, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the percentage decrease of the underlying commodity.

o	For example, if the final commodity price declines by 40% from the initial commodity price, the payment at maturity would be $600 per security (60% of the stated principal amount).

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Trigger Jump Securities Based on the Performance of Gold due January     , 2016

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of securities that they hold an amount in cash based on the performance of gold on the valuation date, determined as follows:

If the final commodity price is greater than the initial commodity price:

$1,000    +    the greater of (i) $1,000 × the commodity percent change and (ii) the upside payment

commodity percent change	=	final commodity price – initial commodity price
initial commodity price

upside payment       =      $200 to $240 per security

The actual upside payment will be determined on the pricing date.

If the final commodity price is less than or equal to the initial commodity price but greater than or equal to the downside threshold, meaning the price of the underlying commodity has remained unchanged or has declined from its initial price by no more than 35%:

the stated principal amount of $1,000

If the final commodity price is less than the downside threshold, meaning the price of the underlying commodity has declined from its initial price by more than 35%:

$1,000   ×   the commodity performance factor

commodity performance factor	=	final commodity price
initial commodity price

Because the commodity performance factor will be less than 65% in this scenario, the payment at maturity will be less than $650 per security and could be zero.

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Trigger Jump Securities Based on the Performance of Gold due January     , 2016

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  We urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not pay interest or guarantee return of any principal at maturity.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the principal amount at maturity.  At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final commodity price.  If the final commodity price is less than or equal to the initial commodity price but greater than or equal to the downside threshold, you will receive only the principal amount of $1,000 per security.  If the final commodity price is less than the downside threshold, you will receive an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the price of the underlying commodity, and you will lose money on your investment.  There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.  See “How the Trigger Jump Securities Work” on page 9 above.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Market price of the securities may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

•	the market price of the underlying commodity and futures contracts on the underlying commodity and the volatility (frequency and magnitude of changes in price) of such prices;
•	trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity;
•	interest and yield rates in the market;
•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally and which may affect the price of the underlying commodity;

•	the time remaining until the maturity of the securities; and
•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial loss if the price of the underlying commodity at the time of sale is at or below its initial price and especially if the commodity price has reached the downside threshold or it is believed to be likely to do so in light of the then-current price of the underlying commodity.

You cannot predict the future prices of the underlying commodity based on its historical prices.  The final commodity price may be less than the downside threshold on the valuation date such that you will be exposed on a 1 to 1 basis to any negative performance of the underlying commodity and, as a result, you may lose some or all of your investment at maturity.  There can be no assurance that the final commodity price will be greater than the initial commodity price so that you will receive at maturity an amount that is greater than the stated principal amount of the securities.

¡
Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.  The payment at maturity is linked exclusively to the price of gold and not to a diverse basket of commodities or a broad-based commodity index.  The price of gold may not correlate to, and may diverge significantly from, the prices of commodities generally.   Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.  The

January 2012	Page 11

Trigger Jump Securities Based on the Performance of Gold due January     , 2016

price of gold may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” on page 14.

¡
The price of gold may change unpredictably and affect the value of the securities in unforeseen ways.  The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as, among other things, the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official governmental sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, levels of gold production and production costs and short-term changes in supply and demand due to trading activities in the gold market.  The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” on page 14 below.

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The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying commodity), including trading in futures contracts on the underlying commodity, and possibly in other instruments related to the underlying commodity.  Some of our subsidiaries also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price and, as a result, could increase the level at which the commodity price must be on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount on the securities.  Additionally, such hedging or trading activities during the term of the securities could adversely affect the commodity price, including the commodity price on the valuation date, and, accordingly, the amount of cash you will receive upon a sale of the securities or at maturity.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MSCG will determine the initial commodity price, the final commodity price and whether the final commodity price is less than the downside threshold on the valuation date or whether a market disruption event has occurred, and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of any commodity price in the event of a market disruption event, may adversely affect the payout to you at

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Trigger Jump Securities Based on the Performance of Gold due January     , 2016

maturity. See the section of the accompanying preliminary pricing supplement called “Description of Securities —Market Disruption Event.”

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Investing in the securities is not equivalent to investing directly in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.  Investing in the securities is not equivalent to investing directly in the underlying commodity or in futures contracts or in forward contracts on the underlying commodity.  By purchasing the securities, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity.  Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on the underlying commodity.

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There are risks relating to trading of commodities on the London Bullion Market Association.  Gold is traded on the London Bullion Market Association, which we refer to as the LBMA.  The price of gold will be determined by reference to the fixing price reported by the LBMA.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected.  The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

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The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet – General Information – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  Because the securities provide for the return of principal except where the commodity performance factor has declined below the trigger level, the risk that the securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other commodity-linked securities that do not contain similar provisions.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Trigger Jump Securities Based on the Performance of Gold due January     , 2016

Historical Information

The following table sets forth the published high and low fixing prices, as well as end-of-quarter fixing prices, for the underlying commodity for each quarter in the period from January 1, 2006 through December 16, 2011.  The commodity price on December 16, 2011 was $1,594.00.  We obtained the information in the table from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying commodity should not be taken as an indication of its future performance.

Gold (in U.S. dollars per troy ounce)	High ($)	Low ($)	Period End ($)
2006
First Quarter	584.00	524.75	582.00
Second Quarter	725.00	567.00	613.50
Third Quarter	663.25	573.60	599.25
Fourth Quarter	648.75	560.75	632.00
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter	1,011.25	846.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter	1,212.50	1,003.50	1,087.50
2010
First Quarter	1,153.00	1,058.00	1,115.50
Second Quarter	1,261.00	1,123.50	1,244.00
Third Quarter	1,307.50	1,157.00	1,307.00
Fourth Quarter	1,421.00	1,313.50	1,405.50
2011
First Quarter	1,447.00	1,319.00	1,439.00
Second Quarter	1,552.50	1,418.00	1,505.50
Third Quarter	1,895.00	1,483.00	1,620.00
Fourth Quarter (through December 16, 2011)	1,795.00	1,574.00	1,594.00

January 2012	Page 14